2 February 2005



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
United States of America


Commissioners,

We have read the statement made by Century Casinos, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8-K report dated January 27, 2005. We agree with the statements concerning our Firm in such Form 8-K, however we make no comment as to the Company's discussion as to staffing changes or discussions as to other mitigating controls in place.


Yours very truly,


PricewaterhouseCoopers Inc.